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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

[LOGO]

IAC REPORTS Q2 2003 RESULTS

•
Revenue of $1.5 billion, up 38%

•
GAAP diluted EPS from continuing operations of $0.09

•
Adjusted EPS of $0.18

•
Year-to-date net cash provided by operating activities of $939 million

NEW YORK, August 5, 2003—IAC/InterActiveCorp reported Q2 2003 revenue of $1.5 billion versus $1.1 billion, an increase of 38% over the prior year period, and operating income of $111.8 million versus $25.4 million in the prior year period. Q2 2002 results include charges of $49.3 million related principally to the shut-down of HSN's Spanish language service, the impairment of PRC goodwill, and the closure of certain of PRC's call centers. Excluding these items, operating income growth would have been 50%. IAC's businesses enabled $4.4 billion in gross transactions, up 36%.

GAAP diluted EPS from continuing operations was $0.09 versus $(0.22) in the prior year. The prior year period was impacted by certain charges including those described above, as well as equity losses in HSN unconsolidated operations, all totaling $125.4 million after-tax or $(0.30) per share. GAAP diluted EPS was $0.16 versus $5.51 in the prior year period. The current year benefited from a $42 million, or $0.07 per share, tax benefit from the shut-down of ECS/Styleclick and Avaltus (a PRC business), and the prior year period included a gain of $2.4 billion after-tax, or $5.77 per share, as a result of the contribution of the Company's entertainment assets to Vivendi Universal Entertainment ("VUE") (the "Vivendi transaction").

IAC's results were led by Travel Services and Electronic Retailing. Expedia and Hotels.com grew revenues 73% and 47%, respectively, driven mainly by continued strength in the merchant lodging and international businesses. Electronic Retailing grew revenue to $527 million, up 18%, as a result of improving domestic results, with HSN U.S. revenue growth of 8%, and strong international growth principally from the inclusion of Euvia in this year's consolidated results and favorable exchange rates.

For the six months ended June 30, 2003, net cash provided by operating activities was $939 million, compared with $439 million in the prior year period. Free Cash Flow was $823 million, compared with $306 million in the prior year period. 2003 results benefited from a positive change in working capital of $490 million, which was driven by a $238 million increase in Expedia deferred merchant bookings and Hotels.com deferred revenue. Based on these strong results, we are targeting $1.4 billion in net cash provided by operating activities for the full year 2003.

Adjusted EPS was $0.18 versus $(0.03) in the prior year period. The prior year period was impacted by certain charges (as described on page 4 and page 8) totaling $103 million after-tax or $(0.16) per adjusted share.

IAC expects to meet or exceed its FY 2003 Adjusted EPS budget of $0.75. Due to non-cash charges, including a Q1 charge of $245 million to the book value of IAC's common interest in VUE and amortization of non-cash compensation and intangibles related to the Ticketmaster and Hotels.com mergers and the pending Expedia merger, we anticipate that FY 2003 GAAP diluted EPS from continuing operations will be significantly lower than budget.

IAC'S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures, among other things, are the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We provide and encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we discuss below. It may seem that we have more adjusting items in our reconciliations than other companies. This is mainly because, in our short history, our businesses have changed significantly and we have been very acquisitive in nature. We endeavor to be as plain spoken as possible in explaining these adjustments.

Definitions of IAC's Non-GAAP Measures

Operating Income before Amortization is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) one-time items. See below for explanations of these adjustments.

Adjusted Net Income generally captures all income statement items that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC's 5.44% interest in VUE, and (5) one-time items, net of related tax and minority interest.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to restricted stock/share units ("RSU") in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures, investments to fund HSN International unconsolidated operations, net cash collected on behalf of clients by Ticketmaster, and preferred dividends paid. Free Cash Flow includes cash dividends received and tax related payments with respect to the VUE securities.

Pro Forma Results

We have presented Operating Income before Amortization, Adjusted Net Income and Adjusted EPS pro forma for several significant transactions, as if these transactions had been completed as of January 1, 2002: the Vivendi transaction and the Ticketmaster, Hotels.com and pending Expedia mergers. IAC has changed significantly in recent years: first transitioning from a media company to an interactive commerce company, then also into an operating company. We believe that the pro forma results provide investors with better comparisons to prior periods, as well as a better view of ongoing operations and what the company will look like after these transactions have been consummated.

We will only pro forma results if we view a particular transaction as significant in size or transformational in nature. As such, our results are not pro forma for certain smaller transactions such as the acquisitions of TV Travel Group, Interval and EPI. We also do not intend to present the pending LendingTree transaction on a pro forma basis.

One-Time Items

We only exclude as non-recurring items those that are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, per recently released SEC rules. We have revised our 2002 non-GAAP measures to include certain items that were previously excluded as a result of the new SEC guidance. Actual results include one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Amortization of non-cash compensation expense consists of restricted stock and options expense, which relates mostly to unvested options assumed by IAC in the Ticketmaster, Hotels.com and pending Expedia mergers. We view this expense as part of transaction costs, which are not paid in cash, and we include the related shares in our fully diluted shares outstanding. Non-cash compensation also includes the expense associated with IAC's RSU program. We view the true cost of these RSUs as the dilution to our share base, and as such all RSUs are included in our shares outstanding for Adjusted EPS purposes.

Amortization of non-cash distribution and marketing expense consists mainly of Hotels.com performance warrants issued to obtain distribution and non-cash advertising secured from Universal Television as part of the Vivendi transaction. The Hotels.com warrants were principally issued as part of its initial public offering, and we do not anticipate replicating these arrangements. The warrants are in the money and, to the extent the performance criteria are met, are included in our shares outstanding for Adjusted EPS purposes. The non-cash advertising from Universal is primarily for the benefit of Expedia, which runs television advertising primarily on the USA and Sci Fi cable channels without any cash cost. We do not expect to replace this non-cash marketing with an equivalent cash expense after it runs out in 2007, nor would IAC incur such amounts absent the advertising received in the Vivendi transaction.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs and will not be replaced with cash costs when the intangibles are fully amortized.

Equity gains/losses from IAC's 5.44% common interest in VUE is excluded from Adjusted Net Income and Adjusted EPS because IAC has no operating control over VUE, has no way to forecast this business, and does not consider the results of VUE in evaluating IAC's performance.

Free Cash Flow

IAC has significant positive working capital balances that benefit Free Cash Flow and are largely due to deferred merchant bookings and deferred revenue related to the merchant lodging business at Expedia and Hotels.com, respectively. Of the $490 million increase in working capital year-to-date, $238 million was related to Expedia deferred merchant bookings and Hotels.com deferred revenue. In our merchant lodging business, cash is collected in advance of stay, and revenue is recognized at the date of travel, after which hotel suppliers invoice Expedia and Hotels.com. Working capital consists of cash deposits from customers, net of revenue recognized as a result of a customer stay, plus the increase in payables to hotel suppliers net of cash paid out in the period.

These balances are comparable to payable and receivable balances in any other company, except that the benefit, or "float", that we get is inherent in our business model. It represents the real cash earning power of our company, and is reflected in increased working capital purely because we recognize revenue at the customer stay date rather than at the booking date. It is similar to any other cash inflow in the normal course of business and we view this as permanent cash that we can put to work. As long as the merchant lodging businesses continue to grow positively, as they have historically, and our business model does not change, we expect that the change in working capital will continue to be positive. If the businesses were to decline or if the model otherwise changed, it would negatively impact working capital and we would communicate this to investors. We expect Free Cash Flow growth to slow in the second half of 2003 due to the seasonal nature of travel bookings.

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying "multiples" to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost important to maximize cash—but our primary valuation metric is Adjusted EPS. In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period. For example, it does not take into account treasury stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEGMENT RESULTS

IAC reported the following segment results for the second quarter ended June 30 ($ in millions):

	Q2 2003	Q2 2002	Growth
REVENUE
Travel Services	$653.4	$379.1	72%
Electronic Retailing	527.1	446.3	18%
Ticketing	187.5	175.4	7%
Personals	48.2	29.7	62%
Local Services	45.2	7.6	495%
Teleservices	69.5	71.8	-3%
Other	(4.4)	(2.8)	-60%

Total	$1,526.5	$1,107.1	38%

OPERATING INCOME
Travel Services	$88.7	$44.2	101%
Electronic Retailing	39.0	11.8	229%
Ticketing	28.2	31.7	-11%
Personals	7.6	6.7	14%
Local Services	(19.2)	(19.5)	1%
Teleservices	1.7	(29.3)	NM
Corporate and other	(34.3)	(20.3)	-69%

Total	$111.8	$25.4	339%

OPERATING INCOME BEFORE AMORTIZATION (pro forma)
Travel Services	$132.5	$69.2	92%
Electronic Retailing	51.5	12.0	330%
Ticketing	36.1	34.7	4%
Personals	10.2	7.7	32%
Local Services	(4.3)	(7.4)	42%
Teleservices	1.7	(7.0)	NM
Corporate and other	(24.8)	(18.1)	-37%

Total	$202.9	$91.0	123%

The acquisitions of TV Travel Shop, Interval, EPI and uDate closed on May 1, 2002, September 24, 2002, March 25, 2003, and April 4, 2003, respectively, and results from these companies are therefore not included in the full prior year period.

During the second quarter of 2002, IAC incurred a $49.3 million charge to operating income, including $22.2 million related to goodwill impairment at PRC, $17.8 million related to the shut-down of HSN's Spanish language service and $9.3 million related principally to the closure of certain of PRC's call centers. Excluding these amounts from 2002, operating income growth would have been 50% and Operating Income before Amortization growth would have been 72%.

Operating income is presented on an actual basis, with no pro forma adjustments. Please see pages 14-15 for further segment detail and full reconciliations of Operating Income before Amortization to operating income.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities (warrants, convertible preferred, and options), including securities initially issued by subsidiaries, which have been, or, upon completion of pending merger transactions, will be, converted to IAC securities. The table below details these securities as well as potential dilution at various stock prices (amounts in millions, except average strike/conversion price):

	Shares	Avg. Strike/ Conversion		Dilution at:				As of 7/15/03
Average Share Price				$40.00	$45.00	$50.00	$55.00	$41.91
Pro Forma Basic Shares as of 7/15/03	705.8			705.8	705.8	705.8	705.8	705.8
RSUs	4.6			4.6	4.6	4.6	4.6	4.6
Options (pro forma)	106.2	$11.25		44.1	50.1	54.9	58.8	46.5
Warrants:
Issued in Vivendi deal:
Tranche 1	24.2	$27.50		7.6	9.4	10.9	12.1	8.3
Tranche 2	8.0	$32.50		1.5	2.2	2.8	3.3	1.8
Issued in Expedia deal	14.6	$35.10		1.8	3.2	4.3	5.3	2.4
Ticketmaster	4.2	$42.69		0.6	0.8	1.0	1.2	0.7
Expedia	24.3	$13.39		16.1	17.0	17.7	18.3	16.5
Hotels.com:
Tranche 1	1.2	$7.86		0.3	0.3	0.3	0.3	0.3
Performance based	3.9	set when earned		0.0	0.0	0.0	0.0	0.0
Convertible Preferred	19.4	$33.75		20.2	20.8	21.3	21.7	20.5
		(initial	)

Total Dilution				96.7	108.5	117.9	125.7	101.5
% Dilution				12.1%	13.3%	14.3%	15.1%	12.6%
Diluted Shares Outstanding				802.5	814.3	823.7	831.5	807.3

Treasury method shares, options, warrants to be issued in pending LendingTree transaction:				19.6	19.7	19.8	19.9	19.7

Diluted Shares Outstanding including LendingTree				822.1	834.0	843.5	851.3	827.0

IAC has outstanding approximately 4.6 million RSUs (pro forma for the pending Expedia merger) which vest principally over a period of two to five years, including 4.1 million RSUs issued in 2003. Ultimately we expect our RSU program to result in dilution to adjusted shares of approximately 2% to 3% over the next 5 years.

IAC's share count has grown as a result of completed and pending transactions and dilution from options and warrants due to our stock performance over the period. We now estimate that pro forma weighted average shares outstanding for Adjusted EPS purposes will be approximately 825 million in Q3, 845 million in Q4 and 790 million for the full year 2003. Actual shares may fluctuate based on several factors, including the timing of the pending LendingTree transaction, exercise of options and warrants and our future stock performance, and would also be reduced to the extent we repurchase shares.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2003, IAC had $5.0 billion in cash and marketable securities. This includes $133.9 million in net cash collected on behalf of clients by Ticketmaster, $331.1 million in deferred merchant bookings at Expedia and $132.9 million in deferred revenue at Hotels.com.

As of June 30, 2003, IAC had long-term debt of $1.2 billion, consisting mainly of 6.75% Senior Notes due 2005 and 7.00% Senior Notes due 2013. IAC also has convertible preferred stock with a balance sheet carrying value based on the par value of $0.01 per share and a face value of $656 million. The convertible preferred is initially convertible at $33.75 (subject to downward adjustment if the price of IAC common stock is more than $35.10 at the time of conversion), and the underlying shares are included in shares outstanding for Adjusted EPS purposes.

For the six months ended June 30, 2003, net cash provided by operating activities was $939 million, compared with $439 million in the prior year's period. Free Cash Flow was $823 million, compared with $306 million in the prior year period. The increase was driven mainly by strong operating performance and increased contributions to working capital from Expedia deferred merchant bookings and Hotels.com deferred revenue and from HSN U.S. The increase in working capital was $490 million compared with $204 million in the prior year's period, including Expedia deferred merchant bookings and Hotels.com deferred revenue which increased in the aggregate by $238 million compared with $110 million in the prior year's period. Below is a reconciliation of net cash provided by operating activities to Free Cash Flow for the six months ended June 30 ($ in millions):

	Six Months Ended June 30,
	2003	2002
Net Cash Provided by Operating Activities	$938.7	$438.5
Capital expenditures	(87.0)	(73.0)
Funding to unconsolidated subsidiaries by HSN	—	(26.5)
Ticketmaster net cash collected on behalf of clients	(23.7)	(29.7)
Tax distributions from VUE	1.4	—
Preferred dividend paid	(6.5)	(3.7)

Free Cash Flow	$823.0	$305.6

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

TRAVEL SERVICES

For the quarter, Travel Services revenue grew 72% to $653.4 million from $379.1 million, operating income increased 101% to $88.7 million from $44.2 million and Operating Income before Amortization increased 92% to $132.5 million from $69.2 million. Growth was primarily driven by strong results at Expedia and Hotels.com and the inclusion of Interval results in 2003.

Expedia's gross bookings increased to over $2 billion for the first time in a quarter, an increase of 53%. Expedia's revenue increased 73% to $247.5 million due to higher revenue per air ticket and an increase in merchant hotel room nights stayed of 80%. Hotels.com's revenue grew 47% to $337.7 million on a 53% increase in room nights stayed. Interval, which was not included in the prior year period, contributed 21% of Travel Services revenue dollar growth in the quarter and performed strongly in a difficult environment for the time share industry. International revenue for Travel Services grew 101% to $89.2 million from $44.4 million. $4.3 million of the increase was related to favorable exchange rates.

During Q2, Expedia Corporate Travel delivered upgrades to satisfy the heavily managed travel needs of its corporate customers, such as powerful policy controls, robust reporting, and customer service options, including a Custom Service Level of dedicated agents, an International rate desk, and Executive services. Expedia rose to the No. 4 spot in Travel Weekly's Top 50 travel agencies list for 2002, up from No. 8 in 2001, and maintained its position as the largest U.S. online travel agency. The hotels.com brand generated 41% of Hotels.com cash bookings in Q2.

ELECTRONIC RETAILING

For the quarter, Electronic Retailing revenue increased 18% to $527.1 million from $446.3 million, operating income increased 229% to $39.0 million from $11.8 million and Operating Income before Amortization increased 330% to $51.5 million from $12.0 million. 2002 results included a charge of $17.8 million related to the shut-down of HSN's Spanish language service.

HSN U.S. continued its positive momentum with strong results driven by the health and beauty business. Revenue increased by 8%, operating income decreased by 9% and Operating Income before Amortization increased by 25%. Operating income decreased due to higher intangibles amortization resulting from the step-up in book value in connection with the Vivendi transaction. HSN.com accounted for 14% of sales versus 11% in the prior year period and off-air sales continued to grow in the double digits, driven by the Autoship business, which reached a record 300,000 enrollments and record upsell take rates of 14%.

HSN International revenue increased 73% to $122.8 million from $70.9 million, driven primarily by the inclusion of Euvia in 2003 results and favorable exchange rates. HSN Germany sales increased 6% on a Euro-equivalent basis.

TICKETING

For the quarter, Ticketing revenue grew 7% to $187.5 million from $175.4 million. Revenue growth was driven by higher revenue per ticket, offset by a slight decrease in tickets sold. The war in Iraq had caused a shift of summer concert ticket onsales to the first quarter, contributing to a 4% decline in second quarter domestic ticket sales. International ticket sales increased 8% due primarily to acquisitions in the Netherlands and Denmark. Operating income decreased 11% to $28.2 million from $31.7 million due to higher intangibles amortization resulting from the step-up in book value in connection with the Ticketmaster merger as well as higher variable costs including higher client commissions, credit card fees and costs relating to ticketing for the 2004 Olympic Games, offset partially by the resolution of $2.5 million in tax contingencies. Operating Income before Amortization increased 4% to $36.1 million from $34.7 million. Unit ticket sales for the second half of 2003 are expected to be down slightly from the prior year period.

Online sales reached their highest levels ever at 51% in Q2, up from 43% in Q2 2002. During the period, Ticketmaster launched the American Express Ticket Savings Center with more than 20 clients to move excess inventory by offering a 15% or greater discount to American Express cardholders. Ticketmaster also launched its first primary market auction product with STAPLES Center for the World Heavyweight Championship title fight.

PERSONALS

Personals revenue increased 62% to $48.2 million from $29.7 million, operating income increased 14% to $7.6 million from $6.7 million and Operating Income before Amortization increased 32% to $10.2 million from $7.7 million. The acquisition of uDate accounted for 34% of revenue dollar growth in the quarter.

Paid member count at the end of the quarter increased to 857.5 thousand from 766.6 thousand at the end of Q1, including 135.2 thousand members from uDate. As expected, excluding uDate, paid member count did not increase sequentially in Q2, as Q2 is seasonally weak for the personals business and the Company did not market aggressively in advance of the relaunch of its new web site. The Company launched Match 5.0 on June 12, streamlining the user experience and adding new, valuable communication features, and expects to increase its paid member count in the second half of the year, as response to the new website has been excellent to date.

During Q2, Match.com signed on several new affiliate partners, including Comcast and major portals in Brazil, France and Spain. Additionally, Match.com entered into an exclusive deal with AOL UK to power the AOL Personals channel.

LOCAL SERVICES

For the quarter, Local Services revenue increased 495% to $45.2 million from $7.6 million, operating income improved to a loss of $19.2 million from a loss of $19.5 million and Operating Income before Amortization improved to a loss of $4.3 million from a loss of $7.4 million. Excluding the results of EPI which was acquired on March 25, 2003, revenue increased by 10%, operating income improved to a loss of $15.9 million and Operating Income before Amortization improved to a loss of $3.4 million.

During Q2, Citysearch launched an optimization engine for its Pay-for-Performance ("PFP") product aimed at delivering the most relevant ads to consumers at the most opportune times. Citysearch increased the number of PFP locations to approximately 14,600 as of end of Q2, as compared to approximately 1,000 PFP locations at the end of Q1. More than 8,200 of the PFP customers are brand new to Citysearch, including eBay, Marriott, Sephora, Quiznos and ServiceMaster. EPI launched a beta version of a digital alternative to its Entertainment® book, enabling consumers to purchase online memberships for as low as $2.99 per month. The digital subscription enables consumers to print offers directly from the entertainment.com website. An advanced version of the digital subscription and a site re-launch are expected to occur later this year.

OTHER

We have increased our corporate staff as we have transitioned to becoming an operating company. Corporate expenses in Q2 were higher than the prior year due mainly to higher compensation expense related to the increased staffing, and increased payroll taxes related to stock option exercises.

In addition to the $49.3 million charge to operating income in Q2 2002 described on page 4, prior year results also included a charge of $88.4 million in equity losses in unconsolidated affiliates. The total charges to net income were $125.4 million after-tax, or $(0.30) per share, and the total charges to Adjusted Net Income were $103 million after-tax, or $(0.16) per adjusted share.

TAX RATE

In Q2, IAC had a tax rate of 35% for purposes of calculating Adjusted Net Income and 37% for purposes of calculating net income from continuing operations, each of which includes the reversal of certain tax allowances in the quarter. We anticipate higher tax rates during the rest of the year.

IAC OPERATING METRICS

		Q2 2003	Q2 2002	Growth
EXPEDIA
Gross Bookings (mm):
Total gross bookings	(a)	$2,046	$1,335	53%
Agency gross bookings		1,369	937	46%
Merchant gross bookings (includes CCV)	(b)	677	398	70%
International gross bookings		233	94	148%
North America gross bookings		1,813	1,241	46%
Additional Metrics (000s):
Revenue from packages		$74,712	$41,527	80%
Total room nights stayed		4,592	2,627	75%
Merchant room nights stayed		3,731	2,077	80%
Merchant hotel average daily rate (excludes CCV)		$124	$120	3%
Customers (000s):
Average monthly Media Metrix reach	(c)	16,437	12,161	35%
Expedia.com conversion	(d)	6.4%	6.3%
New purchasing customers (000s)	(e)	2,184	1,529	43%
Cumulative purchasing customers (000s)	(f)	16,381	9,139	79%
Unique purchasing customers (000s)	(g)	3,213	2,217	45%
HOTELS.COM
Room nights stayed (net of cancels) (000s)		2,875	1,883	53%
Average daily rate		$113.51	$118.95	-5%
Affiliates (including TravelNow)		39,382	28,340	39%
Cities served		409	243	68%
U.S.		212	154	38%
International		197	89	121%
Properties under contract		8,494	6,467	31%
INTERVAL	(h)
Active members		1,546,922	1,433,390	8%
Total confirmations		201,813	180,731	12%
Share of confirmations online		12.3%	8.7%
HSN—U.S. (Households as of end of period)
Units Shipped (mm)	(i)	9.9	9.5	4%
Gross Profit %		38.6%	38.4%
Return Rate		18.3%	18.7%
Average price point		$45.15	$43.38	4%
Product mix:
Home Hard Goods		24%	22%
Home Fashions		12%	13%
Jewelry		24%	26%
Health / Beauty		28%	23%
Apparel / Accessories		12%	16%
HSN total homes (mm)		79.2	77.1	3%
HSN FTEs (mm)	(j)	69.8	67.7	3%
HSN.com % of Sales		14%	11%
TICKETING

Number of tickets sold (mm)		24.1	24.3	-1%
Gross value of tickets sold (mm)		$1,199	$1,144	5%
Share of tickets sold online		51.1%	43.0%
PERSONALS	(k)
Paid Subscribers (000s)		857.5	604.2	42%
New Registrations (000s)		4,460.0	3,284.5	36%
New Subscriptions—first time subs (000s)		404.1	313.2	29%
Conversion rate — registrations to subscriptions		9.1%	9.5%

(a)
Gross bookings represents the total value of travel booked through the Expedia, WWTE sites, Classic Custom Vacations and Metropolitan Travel since acquisition.

(b)
Includes taxes and fees.

(c)
Average monthly Media Metrix reach represents the unduplicated reach for the Expedia sites.

(d)
Conversion represents the monthly average Expedia.com unique monthly purchasers divided by the monthly average Media Metrix reach for the Expedia.com site.

(e)
Expedia new purchasing customers represents the number of new customers transacting through the Expedia sites in a quarter.

(f)
Expedia cumulative purchasing customers represents the cumulative number of customers that have ever transacted through the Expedia sites as of the end of a quarter.

(g)
Expedia quarterly unique purchasing customers represents the number of unique customers transacting through the Expedia sites over the course of a quarter.

(h)
Not owned by IAC in prior period.

(i)
Units do not include Liquidation and services.

(j)
FTEs reflect a 50% weighting of DBS homes, in order to more accurately reflect the actual performance of these subs and adjust for the impact of their significant growth as a percentage of total HSN distribution.

(k)
Operating metrics include the impact of Soulmates and uDate as of the acquisition dates of April 12, 2002 and April 4, 2003.

FINANCIAL STATEMENTS AND SUPPLEMENTAL INFORMATION

IAC CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Product sales	$564,022	$446,672	$1,095,421	$909,114
Service revenue	962,489	660,396	1,817,824	1,156,615

Net revenue	1,526,511	1,107,068	2,913,245	2,065,729
Cost of sales-product sales	318,628	279,484	638,000	581,226
Cost of sales-service revenue	521,028	394,367	988,538	697,709

Gross profit	686,855	433,217	1,286,707	786,794
Selling and marketing	224,627	157,046	415,354	299,040
General and administrative	168,297	91,068	322,969	163,448
Other	34,499	17,488	58,889	36,472
Cable distribution fees	14,837	13,064	28,789	26,064
Amortization of non-cash distribution and marketing expense	12,726	10,105	23,215	17,069
Amortization of non-cash compensation expense	14,431	3,328	24,642	7,072
Amortization of intangibles	55,558	29,876	107,714	50,977
Depreciation	41,697	40,621	83,859	77,783
Restructuring costs	—	22,934	—	22,934
Goodwill impairment	—	22,247	—	22,247
Merger costs	8,429	—	10,525	—

Operating profit	111,754	25,440	210,751	63,688
Other income (expense):
Interest income	44,526	28,385	84,356	35,150
Interest expense	(22,340)	(9,877)	(46,618)	(21,270)
Equity gains (losses) in VUE	4,258	—	(239,018)	—
Equity in losses in unconsolidated subsidiaries and other expenses	(171)	(103,731)	(2,050)	(115,862)

Total other expense, net	26,273	(85,223)	(203,330)	(101,982)

Earnings (loss) from continuing operations before income taxes and minority interest	138,027	(59,783)	7,421	(38,294)
Income tax benefit (expense)	(51,683)	(11,717)	2,491	(28,144)
Minority interest	(28,415)	(15,289)	(54,142)	(12,070)

Earnings (loss) from continuing operations before cumulative effect of accounting change	57,929	(86,789)	(44,230)	(78,508)
Gain on contribution of USA Entertainment to VUE, net of tax	—	2,378,311	—	2,378,311
Discontinued operations, net of tax	38,265	(17,682)	33,628	(63)

Earnings (loss) before cumulative effect of accounting change	96,194	2,273,840	(10,602)	2,299,740
Cumulative effect of accounting change, net of tax	—	—	—	(461,389)

Loss before preferred dividend	96,194	2,273,840	(10,602)	1,838,351
Preferred dividend	(3,264)	(3,264)	(6,528)	(5,231)

Net income/ (loss) available to common shareholders	$92,930	$2,270,576	$(17,130)	$1,833,120

Income (loss) per share:
Basic earnings (loss) per share from continuing operations	$0.10	$(0.22)	$(0.10)	$(0.21)
Diliuted earnings (loss) per share from continuing operations	$0.09	$(0.22)	$(0.11)	$(0.22)
Basic earnings (loss) per share before cumulative effect of accounting change	$0.17	$5.51	$(0.03)	$5.70
Diluted earnings (loss) per share before cumulative effect of accounting change	$0.16	$5.51	$(0.04)	$5.70
Basic earnings (loss) per share	$0.17	$5.51	$(0.03)	$4.55
Diluted earnings (loss) per share	$0.16	$5.51	$(0.04)	$4.55

IAC CONSOLIDATED BALANCE SHEET
(unaudited; $ in thousands)

	June 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,142,943	$3,077,410
Restricted cash equivalents	38,754	40,696
Marketable securities	1,822,877	849,762
Accounts and notes receivable	375,825	308,377
Inventories, net	204,299	192,751
Deferred tax assets	120,750	2,007
Other current assets, net	145,556	143,140

Total current assets	5,851,004	4,614,143
Property, Plant and Equipment
Computer and broadcast equipment	596,781	542,998
Buildings and leasehold improvements	147,735	141,063
Furniture and other equipment	150,420	137,388
Land	16,071	15,802
Projects in progress	28,972	20,487

	939,979	857,738
Less accumulated depreciation and amortization	(493,521)	(427,491)

Total property, plant and equipment, net	446,458	430,247
Goodwill	7,333,240	5,997,842
Intangible assets, net	1,747,683	1,258,070
Long-term investments	1,392,565	1,582,182
Preferred interest exchangeable for common stock	1,428,530	1,428,530
Cable distribution fees, net	146,573	167,249
Note receivables and advances, net of current portion	13,040	19,090
Deferred charges and other, net	146,882	156,199
Net non-current assets of discontinued operations	7,649	61,908

TOTAL ASSETS	$18,513,624	$15,715,460

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations	$1,531	$24,957
Accounts payable, trade	449,956	325,720
Accounts payable, client accounts	194,548	131,348
Cable distribution fees payable, net	35,311	39,107
Deferred revenue	508,013	264,759
Income tax payable	97,312	177,019
Other accrued liabilities	686,499	553,833
Net current liabilities of discontinued operations	16,838	16,634

Total current liabilities	1,990,008	1,533,377
Long term obligations, net of current maturities	1,191,522	1,211,145
Other Long-Term Liabilities	117,691	91,012
Deferred Income Taxes	2,373,950	2,385,006
Minority Interest	385,892	1,134,927
Common Stock Exchangeable For Preferred Interest	1,428,530	1,428,530
SHAREHOLDERS' EQUITY
Preferred stock	131	131
Common stock	5,383	3,852
Class B convertible common stock	646	646
Additional paid-in capital	9,105,133	5,941,141
Retained earnings	2,105,481	2,122,611
Accumulated other comprehensive income	41,061	15,697
Treasury stock	(226,806)	(147,617)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)

Total shareholders' equity	11,026,031	7,931,463

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$18,513,624	$15,715,460

IAC STATEMENT OF CASH FLOWS
(unaudited; $ in thousands)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Income (loss) from continuing operations before cumulative effect of accounting change	$(44,230)	$(78,508)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	191,573	128,760
Goodwill impairment	—	22,247
Amortization of non-cash distribution and marketing	23,215	17,069
Amortization of non-cash compensation expense	24,642	7,072
Cable distribution fees	28,789	26,064
Amortization of deferred financing costs	1,076	343
Deferred income taxes	(34,524)	19,634
Loss on retirement of bonds	2,502	1,970
Gain on sale of investment	(3,106)	—
Equity in losses of unconsolidated affiliates	237,770	114,853
Non-cash interest income	(17,699)	(5,732)
Minority interest	54,142	12,070
Increase in cable distribution fees	(14,983)	(31,727)
Changes in current assets and liabilities:
Accounts receivable	(24,639)	72,308
Inventories	7,517	3,569
Accounts payable	115,521	(15,705)
Accrued liabilities	111,989	(773)
Deferred revenue	278,521	110,543
Cash collected on behalf of clients, net	23,666	29,731
Other, net	(23,002)	4,751

Net Cash Provided By Operating Activities	938,740	438,539
Cash flows from investing activities:
Acquisitions and deal costs, net of cash acquired	(394,150)	94,325
Capital expenditures	(86,978)	(73,024)
Recoupment of advance to Universal	—	39,422
Purchase of marketable securities, net of redemptions and other	(984,944)	(287,229)
Proceeds from VUE transaction	—	1,618,710
Proceeds from sale of broadcast stations	—	589,625

Net Cash Provided By (Used in) Investing Activities	(1,466,072)	1,981,829
Cash flows from financing activities:
Borrowings	—	15,639
Principal payments on long-term obligations	(26,627)	(12,104)
Purchase of treasury stock by IAC and subsidiaries	(177,665)	(5,275)
Payment of mandatory tax distribution to LLC partners	—	(154,083)
Repurchase of bonds	(35,809)	(39,451)
Purchase of Vivendi warrants	(407,398)	—
Proceeds from sale of subsidiary stock, including stock options	44,697	51,946
Proceeds from issuance of common stock and LLC shares	1,270,409	125,685
Preferred dividend	(6,528)	(3,658)
Other, net	(635)	(49)

Net Cash Used In Financing Activities	660,444	(21,350)
Net Cash Used In Discontinued Operations	(80,227)	(165,640)
Effect of exchange rate changes on cash and cash equivalents	12,648	7,880

Net (Decrease) Increase In Cash and Cash Equivalents	65,533	2,241,258
Cash and cash equivalents at beginning of period	3,077,410	978,376

Cash And Cash Equivalents at End of Period	$3,142,943	$3,219,634

IAC RECONCILIATION TO MANAGEMENT REPORTING
(unaudited; in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income/(loss) available to common shareholders	$92,930	$2,270,576	$(17,130)	$1,833,120
Amortization of non-cash distribution and marketing	12,726	10,105	23,215	17,069
Amortization of non-cash compensation	14,431	3,328	24,642	7,072
Amortization of intangibles	55,558	29,876	107,714	50,977
Goodwill impairment(a)	—	22,247	—	22,247
Merger costs(b)	8,429	—	10,525	—
Gain on contribution of USA Entertainment to VUE, net of tax	—	(2,378,311)	—	(2,378,311)
Discontinued operations, net of tax(c)	(38,265)	17,682	(33,628)	63
Cumulative effect of accounting change	—	—	—	461,389
Equity (income) loss from 5.44% common interest in VUE(d)	(4,258)	—	239,018	—
Impact on income taxes and minority interest	(39,924)	(20,224)	(169,827)	(39,510)
Impact of pro forma adjustments, net of tax(e)	36,141	23,874	67,839	52,359
Add back of preferred dividend	3,264	—	6,528	—

Adjusted Net Income	$141,032	$(20,847)	$258,896	$26,475

Adjusted EPS	$0.18	$(0.03)	$0.35	$0.04

Adjusted EPS shares outstanding(f)	765,690	637,500	741,579	690,587

Please see page 16 for footnotes and pages 2-3 for definitions and discussion of non-GAAP measures.

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP—Q2
(unaudited; $ in millions)

	Q2 2002
	Revenue	Operating expenses, ex D&A, merger costs	Depreciation	Cable distribution fees	Operating Income before Amortization	Amortization of non-cash items	Merger costs (b)	Pro Forma Adjustments (e)	Operating Income
	pro forma
Travel Services	379.1	(304.1)	(5.9)	—	69.2	(29.4)	—	4.4	44.2
Electronic Retailing:
HSN U.S. (g)	375.3	(313.4)	(13.6)	(12.5)	35.8	(12.2)	—	12.0	35.7
HSN International (h)	70.9	(92.7)	(1.5)	(0.6)	(23.8)	(0.3)	—	0.3	(23.8)

Total Electronic Retailing	446.3	(406.1)	(15.1)	(13.1)	12.0	(12.5)	—	12.3	11.8
Ticketing	175.4	(134.2)	(6.6)	—	34.7	(8.6)	—	5.7	31.7
Personals	29.7	(20.0)	(2.0)	—	7.7	(2.3)	—	1.3	6.7
Local Services	7.6	(13.3)	(1.7)	—	(7.4)	(12.5)	—	0.4	(19.5)
PRC (i)	71.8	(70.5)	(8.4)	—	(7.0)	(22.2)	—	—	(29.3)
Interactive Development	—	(0.5)	—	—	(0.5)	(0.7)	—	—	(1.2)
Corporate expense and other adjustments	—	(10.3)	(1.0)	—	(11.3)	(71.2)	—	69.7	(12.8)
Disengagement expenses (j)	—	(6.2)	—	—	(6.2)	—	—	—	(6.2)
Intersegment Elimination	(2.8)	2.8	—	—	(0.0)	0.0	—	—	(0.0)

TOTAL	$1,107.1	$(962.4)	$(40.6)	$(13.1)	$91.0	$(159.4)	$—	$93.8	$25.4

	Q2 2003
	Revenue	Operating expenses, ex D&A, merger costs	Depreciation	Cable distribution fees	Operating Income before Amortization	Amortization of non-cash items	Merger costs (b)	Pro Forma Adjustments (e)	Operating Income
					pro forma
Travel Services	653.4	(511.3)	(9.6)	—	132.5	(43.3)	(8.4)	8.0	88.7
Electronic Retailing:
HSN U.S. (g)	404.4	(333.6)	(11.2)	(14.8)	44.7	(12.2)	—	—	32.6
HSN International	122.8	(113.2)	(2.8)	—	6.8	(0.3)	—	—	6.5

Total Electronic Retailing	527.1	(446.8)	(14.0)	(14.8)	51.5	(12.5)	—	—	39.0
Ticketing	187.5	(144.1)	(7.3)	—	36.1	(7.9)	—	—	28.2
Personals	48.2	(35.1)	(2.9)	—	10.2	(2.6)	—	—	7.6
Local Services	45.2	(48.4)	(1.1)	—	(4.3)	(14.9)	—	—	(19.2)
PRC (i)	69.5	(62.2)	(5.6)	—	1.7	—	—	—	1.7
Interactive Development	—	(1.2)	—	—	(1.2)	(1.1)	—	—	(2.2)
Corporate expense and other adjustments	—	(17.1)	(1.1)	—	(18.2)	(71.0)	—	62.6	(26.6)
Disengagement expenses (j)	—	(4.9)	—	—	(4.9)	—	(4.9)
Intersegment Elimination	(4.4)	4.0	—	—	(0.5)	—	—	—	(0.5)

TOTAL	$1,526.5	$(1,267.1)	$(41.7)	$(14.8)	$202.9	$(153.3)	$(8.4)	$70.6	$111.8

Please see page 16 for footnotes and pages 2-3 for definitions and discussion of non-GAAP measures.

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP—YTD
(unaudited; $ in millions)

	YTD 2002
	Revenue (d)	Operating expenses, ex D&A, merger costs	Depreciation	Cable distribution fees	Operating Income before Amortization	Amortization of non-cash items	Merger costs (b)	Pro Forma Adjustments (e)	Operating Income
	pro forma
Travel Services	660.8	(525.5)	(10.5)	—	124.8	(56.7)	—	7.8	75.9
Electronic Retailing:
HSN U.S. (g)	770.8	(652.0)	(25.6)	(24.8)	68.3	(24.3)	—	24.0	68.1
HSN International (h)	135.8	(161.4)	(2.5)	(1.3)	(29.3)	(0.6)	—	0.6	(29.3)

Total Electronic Retailing	906.6	(813.4)	(28.1)	(26.1)	39.0	(25.0)	—	24.7	38.7
Ticketing	328.8	(256.2)	(13.9)	—	58.7	(16.8)	—	11.4	53.3
Personals	55.1	(38.5)	(3.2)	—	13.3	(6.3)	—	2.6	9.6
Local Services	14.9	(28.5)	(4.2)	—	(17.9)	(25.0)	—	0.9	(42.0)
PRC (i)	141.0	(133.0)	(17.0)	—	(9.1)	(22.2)	—	—	(31.3)
Interactive Development	—	(0.8)	—	—	(0.8)	(0.7)	—	—	(1.6)
Corporate expense and other adjustments	—	(19.3)	(2.3)	—	(21.6)	(142.8)	—	139.2	(25.2)
Disengagement expenses (j)	—	(17.8)	—	—	(17.8)	—	—	—	(17.8)
Intersegment Elimination	(5.9)	5.9	—	—	(0.0)	0.0	—	4.1	4.1

TOTAL	$2,101.2	$(1,827.1)	$(79.2)	$(26.1)	$168.8	$(295.6)	$—	$190.5	$63.7

	YTD 2003
	Revenue	Operating expenses, ex D&A, merger costs	Depreciation	Cable distribution fees	Operating Income before Amortization	Amortization of non-cash items	Merger costs (b)	Pro Forma Adjustments (e)	Operating Income
	pro forma
Travel Services	1,198.5	(943.3)	(19.1)	—	236.2	(82.8)	(10.4)	15.7	158.6
Electronic Retailing:
HSN U.S. (g)	819.3	(687.8)	(23.0)	(28.8)	79.8	(24.3)	—	—	55.5
HSN International	238.0	(210.7)	(5.5)	—	21.8	(0.7)	—	—	21.1

Total Electronic Retailing	1,057.4	(898.5)	(28.5)	(28.8)	101.6	(25.0)	—	—	76.6
Ticketing	382.6	(290.0)	(15.0)	—	77.6	(15.9)	(0.1)	0.9	62.6
Personals	89.1	(71.2)	(5.0)	—	12.9	(4.9)	—	0.2	8.2
Local Services	53.6	(62.5)	(2.2)	—	(11.1)	(27.6)	—	0.1	(38.6)
PRC (i)	140.3	(125.6)	(11.1)	—	3.6	—	—	—	3.6
Interactive Development	—	(2.2)	—	—	(2.2)	(2.1)	—	—	(4.4)
Corporate expense and other adjustments	—	(28.5)	(3.0)	—	(31.5)	(143.1)	—	129.0	(45.7)
Disengagement expenses (j)	—	(9.4)	—	—	(9.4)	—	—	(9.4)
Intersegment Elimination	(8.2)	7.4	—	—	(0.8)	—	—	—	(0.8)

TOTAL	$2,913.2	$(2,423.8)	$(83.9)	$(28.8)	$376.8	$(301.5)	$(10.5)	$145.9	$210.8

Please see page 16 for footnotes and pages 2-3 for definitions and discussion of non-GAAP measures.

FOOTNOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL INFORMATION

(a)
Goodwill impairment in Q2 2002 related to contingent purchase consideration incurred by PRC.

(b)
Merger costs incurred by Expedia, Hotels.com and Ticketmaster for investment banking, legal and accounting fees were related directly to the mergers and are treated as non-recurring for calculating Operating Income before Amortization and Adjusted Net Income. These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia, Hotels.com and Ticketmaster were considered the targets in the transaction for accounting purposes. These costs do not directly benefit operations in any manner, would not normally be recorded by IAC if not for the fact it already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002. The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002. Given these factors, IAC believes it is appropriate to consider these costs as one-time. Operating Income before Amortization by segment is presented before one-time items.

(c)
Discontinued operations consisted of USA Entertainment in 2002, and Avaltus and ECS/Styleclick in 2002 and 2003.

(d)
During the Q1 2003, IAC received the audited financial statements of VUE for the year ended December 31, 2002, which disclosed that VUE recorded an impairment charge for goodwill and intangible assets and other long-lived assets of $4.5 billion in the period May 7, 2002 to December 31, 2002 based upon VUE management's review of the estimated fair value of VUE as of December 31, 2002. Because of delays in VUE's financial reporting, IAC records its 5.44% proportionate share of the results of VUE on a one-quarter lag. The charge taken by IAC was approximately $245 million, before a tax benefit of $96 million. IAC holds preferred and common interests in VUE. IAC believes the action taken by Vivendi Universal does not affect the value of IAC's preferred interests in VUE, which are senior to the common interests in VUE, and the terminal value of which, pursuant to the VUE agreements, do not vary based on the value of VUE's businesses. IAC's 5.44% common interest is generally subject to a call right of Universal Studios beginning in 2007, and a put right of IAC beginning in 2010, in both cases based generally on private market values at the time. The VUE agreements provide that a call or put would be valued at private market valuations. While a private market value of VUE in today's environment would likely yield a value for IAC's common interests below IAC's initial carrying value, as market valuations of media assets have declined since the close of the VUE transaction, IAC continues to believe that the value of its common interests in VUE is attainable over the long-term and that the impairment charge recorded by VUE does not necessarily indicate an impairment in the value of the assets on a long-term basis, but that simply IAC must apply the conventions of US GAAP and record its proportionate share of the results of VUE as prepared by VUE management.

(e)
Pro forma adjustments represent the impact of the merger with Ticketmaster, which closed January 17, 2003, the merger with Hotels.com, which closed June 23, 2003, and the pending merger with Expedia which is expected to close following a vote by Expedia shareholders on August 8, 2003. Pro forma adjustments to 2002 also represent the impact of IAC's initial acquisition of a majority stake in Expedia which occurred in February 2002, the contribution of USA Entertainment to VUE which occurred in May 2002, the roll-up of USANi LLC which occurred in conjunction with the Vivendi transaction and the roll-up of Home Shopping Network, Inc., which occurred in June 2002. Also included is the impact of these transactions on shares outstanding. Revenue by segment is presented pro forma for the initial Expedia transaction.

(f)
For Adjusted EPS purposes, the impact of RSUs is based on the weighted average amount of RSUs outstanding, as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

(g)
HSN U.S. includes results from IDL, which was previously included in HSN International. HSN U.S. revenue is shown net of disengagement related sales rebates.

(h)
HSN International includes charges in Q2 2002 related to the shut-down of HSN's Spanish language service of $17.8 million.

(i)
PRC includes charges of $9.3 million in Q2 2002 related principally to the closure of certain of PRC's call centers as well as $22.2 million of goodwill impairment.

(j)
Disengagement expenses relate to incremental costs in the disengagement markets to obtain carriage lost due to disengagement and marketing activities primarily to inform viewers of new channel positioning for the HSN service.

IMPORTANT

Hotels.com, a wholly owned subsidiary of IAC, and Expedia, with IAC being the controlling shareholder, are actively exploring areas where they might work together in a way that would benefit all their customers and stockholders. Although there continue to be many areas of their businesses where the companies can best achieve their goals through separate strategies and practices, there have been instances where, fully consistent with their existing contractual agreements, they have worked cooperatively, and we anticipate that they will continue to explore such possibilities in the future.

Conference Call

IAC will audiocast its conference call with investors and analysts discussing the company's second quarter financial results and certain forward-looking information on Tuesday, August 5, 2003, at 11:00 a.m. Eastern Time (ET). The live audiocast is open to the public at www.iac.com/investor_relations.

Additional Information And Where To Find It

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC's anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of IAC's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on IAC's business, financial condition or results of operations. You should understand that the following important factors could affect IAC's future results and could cause those results to differ materially from those expressed in the forward-looking statements: (1) the risk that IAC's and its subsidiaries' businesses will not be integrated successfully; (2) costs related to pending transactions; (3) material adverse changes in economic conditions generally or in such conditions affecting IAC's markets or industries; (4) future regulatory and legislative actions and conditions affecting IAC's operating areas; (5) competition from others; (6) successful integration of our divisions' management structures; (7) product demand and market acceptance; (8) the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; (9) the ability to maintain the integrity of IAC's systems and infrastructure; (10) the ability to expand into and successfully operate in foreign markets; (11) obtaining and retaining skilled workers and key executives, (12) acts of terrorism; and (13) war or political instability. In addition, investors should consider the other information contained in or incorporated by reference into IAC's filings with the U.S. Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended 2002, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on IAC's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.

IAC is not under any obligation and does not intend, except as specifically stated, to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

In connection with the proposed merger transactions with Expedia and LendingTree, Inc., InterActiveCorp and Expedia have filed a proxy and information statement/prospectus and InterActiveCorp and LendingTree have filed a proxy statement/prospectus, in each case with the Securities and Exchange Commission. Investors and security holders are urged to read carefully these documents regarding the proposed transactions because they will contain important information. Investors and security holders may obtain a free copy of these documents and other documents containing information about InterActiveCorp, Expedia, Inc. and LendingTree, Inc., without charge, at the SEC's web site at http://www.sec.gov. Free copies of InterActiveCorp's filings may be obtained by directing a request to InterActiveCorp, 152 West 57th Street, New York, New York, 10019, Attention: Investor Relations, free copies of Expedia's filings may be obtained by directing a request to Expedia, Inc. 13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005, Attention: Investor Relations, and free copies of LendingTree, Inc.'s filings may be obtained by directing a request to LendingTree, Inc., 11115 Rushmore Drive, Charlotte, NC 28277, Attention: Secretary.

About IAC/InterActiveCorp

IAC/InterActiveCorp (Nasdaq: IACI), formerly USA Interactive, is comprised of the following operating businesses: Expedia, Inc. (Nasdaq: EXPE), which oversees Interval International and TV Travel Shop; Hotels.com; HSN; Ticketmaster, which oversees Evite and ReserveAmerica; Match.com, which oversees uDate.com; Entertainment Publications; Citysearch; and Precision Response Corporation. IAC has also entered into an agreement to acquire LendingTree (Nasdaq: TREE), which is expected to be completed in the third quarter of 2003. The goal of the Company is to be the world's largest and most profitable interactive commerce company by pursuing a multi-brand strategy.

Contacts:	IAC Communications: Deborah Roth 212-314-7254	IAC Investor Relations:Roger Clark / Lauren Rosenfield 212-314-7400

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  EXHIBIT 99.1
IAC REPORTS Q2 2003 RESULTS
IAC'S PRINCIPLES OF FINANCIAL REPORTING
SEGMENT RESULTS
DILUTIVE SECURITIES
LIQUIDITY AND CAPITAL RESOURCES
DISCUSSION OF FINANCIAL AND OPERATING RESULTS
IAC OPERATING METRICS
FINANCIAL STATEMENTS AND SUPPLEMENTAL INFORMATION
IAC CONSOLIDATED BALANCE SHEET (unaudited; $ in thousands)
IAC STATEMENT OF CASH FLOWS (unaudited; $ in thousands)
IAC RECONCILIATION TO MANAGEMENT REPORTING (unaudited; in thousands except per share amounts)
IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP—Q2 (unaudited; $ in millions)
IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP—YTD (unaudited; $ in millions)
IMPORTANT